                                                                   EXHIBIT 10.21
May 19, 2000


Mr. Frank Slattery
772 Palo Alto Ave.
Palo Alto, CA  94301

Dear Frank,

I am delighted to offer you the position of Vice President, Business Development and General Counsel with SiteSmith, Inc. You will report directly to myself, Marv Tseu, President and Chief Executive Officer.

The following summarizes the details of our verbal offer:

START DATE:                         May 29, 2000

TITLE:                              Vice President, Business Development and
                                    General Counsel

ANNUAL BASE SALARY:                 $150,000.00

SIGN ON BONUS:                      $50,000.00

STOCK OPTION GRANT:                 200,000 Shares
(Stock Option Grant is subject to the rules of the SiteSmith, Inc. Employee Stock Plan, vesting schedule, and Approval of the Board of Directors. This plan will be sent under separate cover.)

VACATION:                           16 Personal Time Off (PTO) days per year

SEPARATION PACKAGE:

In addition, if there is a change of control of SiteSmith and your position is materially changed (i.e. reduction of position, salary, significant change in job location), this change will be construed as a constructive termination and you will be given a separation package to consist of the following:

                  6 (six) months base salary continuation, and Acceleration of 50% of the unvested shares

OTHER TERMS:

In addition, you will be given the opportunity to exercise in advance your stock options with the provision that the company has the right to repurchase your shares at the exercise price for shares that would be unvested in a normal 4 year vesting schedule.

You will also be eligible for coverage under the SiteSmith, Inc., medical, dental, life insurance and 401(k) plan. Descriptions of these plans will be provided when you report for work.

Enclosed is our company's Confidentiality Agreement and Invention Assignment Agreement. Please be sure to read each of these Agreements and understand that you will be asked to sign each Agreement as a condition of employment.

SiteSmith, Inc., is an "at will employer" thus either you or the Company may terminate the employment relationship at any time for any reason with or without cause.

We are pleased to extend this offer to you until May 29, 2000. To accept, please sign below and return to Sherri Shimomura, Director, Human Resources at SiteSmith, 3283 Scott Blvd., Santa Clara, CA 95054. Please retain the duplicate for your records.

Frank, we are very excited about the prospects of working with you. In fact, we believe that you will be an important contributor towards our continued success.

Sincerely,


/s/ Marv Tseu
Marv Tseu
President and Chief Executive Officer
SiteSmith, Inc.



Accepted and Agreed to by:


   /s/ FRANK SLATTERY                                  5/26/00
--------------------------------------------         ---------------------------
Frank Slattery                                       Date


----------------------------------------
Start Date (if different from above)